Exhibit 10.1

March 2, 2006

Mr. William R. McLaughlin
Chairman and CEO
Select Comfort Corporation
6105 Trenton Lane North
Minneapolis, MN 55442

Dear Bill:

As we have discussed, we are writing to secure your commitment to remain in your position as Chairman and CEO of Select Comfort Corporation for at least the next five years and to outline the consideration we would provide for this commitment in the form of long-term, performance-based incentive compensation.

Our proposal is to provide you with a one-time grant of options to purchase an aggregate of 375,000 shares of the company’s common stock, representing five (5) times the size of your normal annual grant, which options would be exercisable at the current fair market value but would not vest until the end of five (5) years from the date of grant, subject to your continuing service with the company. These options would otherwise be subject to all of the company’s standard option terms relative to the ultimate term, period of exercise following separation from service and acceleration of vesting upon a change in control, as defined in the Stock Incentive Plan. This proposal would not contemplate any additional stock option grants during the five-year vesting period of the options described above.

In addition, you would receive your normal annual performance-based restricted stock grant, which would be in the amount of 25,000 shares for the current year. We would expect future annual grants at the same dollar value level, subject to upward or downward adjustment based on company performance, similar to existing and contemplated senior management grants. These restricted stock grants would be fully vested on a cliff basis at the end of four years from the date of grant, subject to your continuing service with the company.

In addition, your annual base salary and short-term incentive compensation target level would be subject to annual review and adjustment based on individual and company performance and market conditions.

Please indicate your acceptance of the foregoing terms and your commitment to continue in the position of Chairman and CEO of Select Comfort Corporation for at least the next five years by executing and returning a counterpart of this letter where indicated below.

On behalf of the Board of Directors of Select Comfort Corporation,

/s/ Michael A. Peel

Michael A. Peel,
Chair, Management Development and Compensation Committee

/s/ Ervin R. Shames

Ervin R. Shames,
Lead Director

I accept the foregoing terms and hereby indicate my commitment to continue to serve as Chairman and CEO of Select Comfort Corporation for at least the next five years.

/s/ William R. McLaughlin

William R. McLaughlin